Exhibit 99.3
Columbia Equity Trust, Inc.
November 5, 2006
SSPF/CET Operating Company LLC
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention: Nathaniel R. Daly

Re:	New Acquisition Financing
Gentlemen:
     Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2006, among SSPF/CET Operating Company LLC, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary L.P., Columbia Equity, LP and Columbia Equity Trust, Inc. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
     Subject to Section 4.01 of the Merger Agreement, the parties to the Merger Agreement intend that the Company and its Subsidiaries shall actively seek to acquire real property and interests in real property (each, an “Acquisition Property”) during the period (the “Interim Period”) commencing upon execution of the Merger Agreement and ending upon the first to occur of either the Closing Date or Termination Date.
     In the event that, during the Interim Period, (i) the Company identifies an Acquisition Property that it or its Subsidiary desires to acquire, (ii) Acquiror consents to such acquisition in accordance with Section 4.01 of the Merger Agreement, and (iii) the Company determines that it does not have sufficient internal funding capacity to fund the acquisition of such Acquisition Property then the following provisions shall apply:
     (A) SSPF shall acquire such Acquisition Property through an affiliate;
     (B) Upon closing on the acquisition of such Acquisition Property by the SSPF affiliate, SSPF will cause such affiliate to grant the Company or its Subsidiary an option (the “Option”) to acquire such Acquisition Property for the Option Price (as hereinafter defined) if the Merger Agreement is terminated without a Closing. The Option shall be exercisable by the Company for thirty (30) days following the Termination Date and the Company shall have ninety (90) days from exercise of the Option to close on the acquisition of such Acquisition Property. The term “Option Price” shall mean the sum of (i) the total actual costs incurred by the SSPF affiliate in acquiring the Acquisition Property, including purchase price, financing fees, transfer taxes and other transaction costs (collectively, “Acquisition Costs”) and (ii) an IRR Amount (as

SSPF/CET Operating Company LLC
November 5, 2006

defined in Exhibit A attached hereto) equal to the Leveraged Return (as defined on Exhibit A attached hereto); and
     (C) In the event Closing occurs under the Merger Agreement, SSPF shall cause its affiliate to sell and transfer the Acquisition Property to SSPF/CET PI LLC at Closing for a purchase price equal to the Acquisition Costs.
Very truly yours,
COLUMBIA EQUITY TRUST, INC.
a Maryland corporation

By:	/s/ Oliver T. Carr, III	Date: November 5, 2006

Name:	Oliver T. Carr, III
Title:	Chief Executive Officer
The foregoing terms are hereby agreed to, accepted and approved by SSPF this 5th day of November, 2006.

SSPF/CET Operating Company LLC

By:	/s/ Nathaniel R. Daly

Name:	Nathaniel R. Daly

Title:	Vice President

EXHIBIT A
IRR / IRR AMOUNT
This Exhibit describes the internal rate of return calculation contemplated by the letter agreement (the “Letter Agreement”) to which this Exhibit is attached and of which this Exhibit forms a part. Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in the Letter Agreement.
SECTION 1 CERTAIN DEFINITIONS.
     (i) “IRR” — Means that interest rate which, when used as a discount rate, causes the net present value of a payment made to the SSPF affiliate the cumulative distributions to equal the net present value of the Acquisition Costs paid by the SSPF affiliate. For purposes of this definition, (i) net present value shall be determined using monthly compounding periods, and (ii) all Acquisition Costs and payments shall be taken into account on the actual dates such Acquisition Costs are paid and such payments are made.
     (ii) “IRR Amount” — Means for the SSPF affiliate, at any time, the amount necessary to pay to such affiliate in order for such affiliate to have received the stated percentage IRR, computed based upon monthly compounding as of the first day of each month.
     (iii) “Leveraged Return” — Means the projected leveraged IRR for the Acquisition Property as determined by the Company and agreed to by SSPF.
SECTION 2 CALCULATION OF IRR.
All IRR calculations shall be compounded monthly and calculated using the XIRR function in Microsoft Excel.